Exhibit 99.2

FOR IMMEDIATE RELEASE

For further information, contact:
Investors, Doug Craney	708-450-3117
Media, Dan Stone	708-450-3005

Alberto Culver Company Announces Agreement to be Acquired by Unilever

Melrose Park, IL, (September 27, 2010) – Alberto Culver Company (NYSE: ACV), a $1.6 billion in revenue leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema, today announced that it has entered into a definitive agreement in which Unilever will acquire all of the outstanding shares of Alberto Culver for $37.50 per share in cash, valuing the company at approximately $3.7 billion. The transaction is structured as a merger and is subject to approval by owners holding a majority of Alberto Culver’s outstanding shares, regulatory approvals and other customary closing conditions. The merger agreement was unanimously approved by the Boards of Directors of both companies. The announcement was made by Carol Lavin Bernick, Executive Chairman, on behalf of the Alberto Culver Board of Directors.

The $37.50 per share price represents a 33 percent premium to Alberto Culver’s 12-month volume weighted average share price and an 18 percent premium to its all-time high closing share price achieved earlier this year.

Ms. Bernick said, “Throughout our history, and particularly in the last decade, we have grown Alberto Culver’s key brands’ sales and market shares at a pace exceeding our highly competitive categories’ growth rates. This has been the result of a combination of innovation, excellent service and entrepreneurial drive, all planned and executed by an incredibly talented team. Our shareholders have benefitted year in and year out from their efforts. We are enormously proud of our people and what they have accomplished.

However, viewing the global marketplace today, we believe that for these brands to achieve their full potential, they need to be able to compete in all major global markets. Given the resources this would require, our brands’ chances for success are better served by being merged into a larger organization with an even larger global footprint than Alberto Culver’s. We believe Unilever is such a company and we believe we are maximizing value for our shareholders through this agreement.”

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V. James Marino, President and Chief Executive Officer of Alberto Culver said, “The credit for our growth goes to an outstanding Alberto Culver team. Our people exhibit a sense of urgency and demonstrate a commitment to growth through brand building and innovation that have consistently made us winners in our categories. Unilever has a long and distinguished history, and we look forward to our brands making an important contribution to the company’s growth going forward. Both we and Unilever are committed to moving expeditiously to closing.”

BDT & Company, LLC acted as Alberto Culver’s financial advisor on the transaction. Credit Suisse Securities (USA) LLC advised by providing a fairness opinion to Alberto Culver’s board of directors. Sidley Austin LLP served as Alberto Culver’s legal advisor on the transaction.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery brands such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

Additional Information About the Merger and Where to Find It

Alberto-Culver Company (the “Company”) intends to file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. The definitive proxy statement will be mailed or delivered to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.alberto.com/investing by clicking on the link “SEC Filings” or from Alberto-Culver Company, Attention: Investor Relations, 2525 Armitage Avenue, Melrose Park, Illinois 60160, (708) 450-3000.

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Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the annual meeting of stockholders of the Company held on January 28, 2010, which was filed with the SEC on December 14, 2009. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Forward-looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the merger. In addition, please refer to the documents that we file with the SEC on Forms 10-K, 10-Q and 8-K, which identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.